Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FibroBiologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid
Equity	Common stock, par value $0.00001 per share	Rule 457(c)	4,343,220	(2)	$2.315	(2)	$10,054,554.30	153.10 per $1,000,000	$1,539.35

Equity	Common stock, par value $0.00001 per share, underlying convertible promissory notes	Rule 457(c)	36,945,813	(2)	$2.315	(2)	$85,529,557.10	153.10 per $1,000,000	$13,094.58
Fees to be Paid
	Common stock, par value $0.00001 per share	Rule 457(c)	200,549		$2.17	(3)	$435,191.33	153.10 per $1,000,000	$66.63

Total Offering Amounts							$96,019,302.73		$14,700.56
Total Fees Previously Paid							$95,584,111.40		14,633.93
Total Fee Offsets									—
Net Fee Due							$435,191.33		$66.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement on Form S-1 shall be deemed to cover any additional shares of common stock, par value $0.00001 per share, or the Common Stock, of FibroBiologics, Inc. that may be issued as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales price of Common Stock as reported on the Nasdaq Global Market on December 27, 2024.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales price of Common Stock as reported on the Nasdaq Global Market on January 9, 2025.